Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-170748, 333-160687, 333-160501, 333-154776, 333-149751, 333-138205, 333-131423, 333-128376, 333-122231, 333-112148, 333-100978, 333-61742, 333-59162, 333-42446, 333-35124, 333-77559, 333-64279, 333-45245, 333-36601, 033-63133, and 033-54937) on Form S-8 of Integrated Device Technology Inc. (“IDT”) of our report dated August 8, 2012, with respect to the combined statements of assets acquired and liabilities assumed of the High Speed Data Converter Business, a component of NXP Semiconductors N.V., as of December 31, 2011 and 2010, and the related combined statements of revenues and direct expenses for the years then ended, which report appears in the Form 8-K/A of IDT dated July 19, 2012 and filed on October 3, 2012.

/s/ KPMG Accountants N.V.

Amstelveen, the Netherlands

October 3, 2012